As filed with the Securities and Exchange Commission on August 1, 2016

Registration No. 333-138242

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 To

FORM S-8

REGISTRATION STATEMENT NO. 333-138242

UNDER

THE SECURITIES ACT OF 1933

H&E EQUIPMENT SERVICES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	7500 Pecue Lane Baton Rouge, Louisiana 70809 (225) 298-5200	81-0553291
(State of Incorporation)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

H&E EQUIPMENT SERVICES, INC.

AMENDED AND RESTATED 2006 STOCK-BASED

INCENTIVE COMPENSATION PLAN, AS AMENDED

(Full Title of the Plan)

JOHN M. ENGQUIST

CHIEF EXECUTIVE OFFICER

7500 PECUE LANE

BATON ROUGE, LOUISIANA 70809

(225) 298-5200

(Name, address including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

DEREK M. WINOKUR, ESQ.

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

(212) 698-3500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(5)	Proposed Maximum Offering Price Per Share(6)	Proposed Maximum Aggregate Offering Price(6)	Amount Of Registration Fee
See below (1)	n/a	n/a	n/a	n/a

(1)	No additional securities are to be registered, and registration fees were paid upon filing of the original Registration Statement No. 333-138242. Therefore, no further registration fee is required.

H&E EQUIPMENT SERVICES, INC.

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT ON FORM S-8

EXPLANATORY NOTE

Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-138242) filed by H&E Equipment Services, Inc. (the “Company”) on October 27, 2006 is filed to deregister certain securities remaining under such registration statement.

Under the Company’s Registration Statement on Form S-8 (File No. 333-138242) (the “Prior Registration Statement”), the Company registered an aggregate of 4,568,417 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable under the Company’s Amended and Restated 2006 Stock-Based Incentive Compensation Plan, as amended (the “Prior Plan”). On May 13, 2016 (the “Approval Date”), the Company’s stockholders approved the adoption of the Company’s 2016 Stock-Based Incentive Compensation Plan (the “2016 Plan”) that replaced and superseded the Prior Plan. The 2016 Plan became effective upon the approval of the Company’s stockholders.

The 2016 Plan provides, among other things, that the shares of Common Stock subject to awards outstanding under the Prior Plan (such shares, the “Carry Forward Shares”) that relate to the portion of any such award that is forfeited or otherwise terminate without an actual distribution or issuance of shares shall become available for issuance under the 2016 Plan. Shares of Common Stock that were available for grant under the Prior Plan and that were not subject to awards as of the effective date of the 2016 Plan (such shares, the “Remaining Shares”) will not be issued under the Prior Plan, nor will such shares be available for awards under the 2016 Plan. As of the date of this Post-Effective Amendment No. 1, there was an aggregate of 385,195 Carry Forward Shares and an aggregate of 3,264,472 Remaining Shares.

This Post-Effective Amendment No. 1 to the Prior Registration Statement is being filed to deregister the Carry Forward Shares and the Remaining Shares. The Company is concurrently filing a separate registration statement on Form S-8 to reflect that the Carry Forward Shares may be issued under the Prior Plan or the 2016 Plan, as applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on the 1st day of August, 2016.

H&E Equipment Services, Inc.

By:	/s/ John M. Engquist
John M. Engquist Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ John M. Engquist John M. Engquist	Chief Executive Officer and Director (Principal Executive Officer)	August 1, 2016

/s/ Leslie S. Magee Leslie S. Magee	Chief Financial Officer (Principal Financial and Accounting Officer)	August 1, 2016

* Gary W. Bagley	Chairman and Director	August 1, 2016

* Paul N. Arnold	Director	August 1, 2016

* Bruce C. Bruckmann	Director	August 1, 2016

* Patrick L. Edsell	Director	August 1, 2016

* Thomas J. Galligan III	Director	August 1, 2016

* Lawrence C. Karlson	Director	August 1, 2016

* John T. Sawyer	Director	August 1, 2016